Exhibit 99.2

To Our Shareholders: Opening Commentary Our vision is to reimagine how people come together. We are building a 3D technology platform that supports communication and co-experience. We believe our platform will allow us to connect one billion people with safety and civility. We see a fundamental shift occurring in the gaming ecosystem, supported by 3D streaming technology. Our platform takes advantage of this shift by supporting instant immersion into 3D worlds. We support millions of experiences, authored by developers who publish once to our cloud and instantly and automatically go live on many platforms, in multiple languages around the world. Our cloud natively supports 3D simulation, and will ultimately supply AI generation as an integral part of the gaming experience. We have a plan to expand the functionality and economics of our platform to support 10% of the $1801 billion global gaming content market on Roblox. Today our share of that market is approximately 2.4%, and we are growing faster than the gaming industry as a whole. If successful in this plan, we believe we can continue to grow our top line by 20% year-over-year for the next several years. In order to achieve our recent financial results, we have generally invested aggressively in engineering excellence and efficiency, while driving productivity in our infrastructure and trust & safety (“IT&Sˮ) systems. At the same time, we have rapidly grown the payouts to our creator community while carefully managing our capital expenditures. As we discuss later, many of these trends accelerated in 2024, producing strong financial results. While we still have to innovate and execute on many initiatives, we believe we are in a solid financial position where we can continue to produce operating leverage while making long-term investments in hiring world class talent, and in expanding and improving our IT&S systems. At the same time, we believe we can begin to increase the economics to our developers, thereby further investing in the increasingly diverse and high quality content ecosystem on our platform. While doing all of this, we believe we can continue to drive top line growth at 20% while increasing the rate of cash flow production in excess of growth in bookings. We are excited to execute on the opportunities in front of us. 1 Source: Newzooʼs Global Games Market Report 2024. 1

Summary of Results In the remainder of this letter, we will cover our operating results for Q4 2024 and FY 2024. We will also provide guidance on key metrics for Q1 2025 and FY 2025. We delivered Q4 2024 results at or above the guidance we provided on our Q3 2024 earnings call. In Q4, we also continued to exceed the long term financial goals we communicated at our investor day in November 2023. We grew revenue and bookings in Q4 2024 by 32% and 21%, respectively, year-over-year, in excess of our 20% goal; margins improved by over 500 basis points year-over-year in Q4, above the 100300 bps target; net cash and cash equivalents provided by operating activities grew by 29% year-over-year, and free cash flow in Q4 grew 54% year-over-year. We had difficult growth comparisons in Q4 2024 as we lapped our Playstation launch and a significant Xbox product update - both of which occurred in October 2023 - and a large prepaid card purchase in November 2023. By December 2024, however, with a strong lineup of content and major updates from some of our top monetizing experiences, bookings growth for the month was 25% year-over-year and 27% on a constant currency basis, taking into account foreign exchange impacts as the US dollar strengthened against many major currencies. The momentum we saw in late December has continued in January and is reflected in the bookings guidance we will provide for Q1 2025 later in this note. For FY 2024, revenue and bookings grew by 29% and 24%, respectively, year-over-year; margins improved by over 620 bps; net cash and cash equivalents provided by operating activities grew by 79% to $822.3 million from $458.2 million in FY 2023; and free cash flow grew by 417% to $641.3 million from $124.0 million in FY 2023. Over the course of the year, our fully diluted share count increased 2.3%. We believe several key drivers enabled us to accelerate growth in 2024 over the prior year and to deliver strong top line growth in Q4 2024. These are trends that we have discussed previously and that we believe provide us with momentum in 2025 and for several years to come. By succeeding in these initiatives, we believe we can achieve our goal of having 10% of the global gaming content market flowing through Roblox: ● Trust & Safety: In 2024, we released over 40 new safety products and policies to our users including updates to our parental controls for our youngest users to give parents and caregivers more control and clarity. For example, users under the age of 13 can no longer communicate through platform chat and parents can now monitor their children's activities 2 on Roblox from their own devices. We plan to launch many more new safety products and policies in 2025. ● Performance and quality: We provide our developer community with a vertically integrated stack including developer tooling, game engine, infrastructure, and content moderation and safety. Over the past year, key investments enabled us to improve app launch times, reduce crash rates, and increase frame rates and overall app quality. We expect to continue to invest in our technology to unlock higher content depth and expand game genres. For instance, we plan to improve graphical fidelity, memory performance, and our matchmaking systems to better support competitive gameplay. Our infrastructure is more reliable and handles more concurrent users than ever before. In 2024, we hit all-time highs in the usage of our platform while maintaining high reliability. ● Genre expansion: When we improve our technology and infrastructure, developers can build better, more compelling content that is more appealing and engaging to a wider audience. AI-powered creation tools in Studio today allow conversational creation and composition of 3D worlds, including objects, behaviors, sounds, and more. This opens up access to new genres which in turn grows the size of our served market and helps us to continue growing our user base. We currently have approximately 2.4% of the $1802 billion global gaming industry content revenues flowing through Roblox. We believe we can move this to 10% over the next few years. Key genres that drove growth in 2024, and that we expect to support growth on our way to the 10% goal, include RPGs, sports and racing, and action. ● Search and Discovery: Throughout 2024, enhancements to our AI-powered discovery algorithms improved personalization, showcasing more relevant experiences and items to users. This was a major factor enabling us to drive improved bookings growth starting in April 2024. In addition to supporting our top creators, we are also distributing impressions among more experiences to promote overall ecosystem health and the long-tail of content creators where new experiences can be discovered and prosper while existing popular experiences continue to grow. ● Economy, Ads and Brands: During 2024, we instituted dynamic pricing in the avatar marketplace, which boosted monetization. In 2024, we also offered dynamic price optimization to our creators so they could improve their game economics. Toward the end of 2024 we began to offer more Robux for users buying on lower cost platforms which we believe will help to improve the percentage of economics we share with the developer community. Overall, in comparison to fiscal year 2023, all of our key monetization metrics increased in fiscal year 2024 - bookings per DAU; bookings per hour engaged; and bookings per monthly unique Payer. In 2025, we plan to focus on expanding creator 2 Source: Newzooʼs Global Games Market Report 2024. 3

earnings through paid access experiences, localized Robux pricing, and continued price optimization. We continued to expand our brand partnerships throughout 2024. We have seen significant momentum with brands activating on Roblox. ● Live Ops: In response to community feedback, we reintroduced platform-wide events in Q1 2024. We started with The Hunt in March and continued our sequence of events with The Classic, The Games, The Haunt, and Winter Spotlight. We believe these events accelerate content momentum and further inspire creators to update their experiences while inviting influencers to create Roblox video content which leads to user engagement and reactivations. Following the success of these events, we intend to continue investing more in Live Ops events in 2025. ● Artificial Intelligence: We continue to implement artificial intelligence (“AIˮ) across our stack including for safety, discovery, and content creation. In 2024, we made progress improving our safety systems leading with quality and getting the added benefit of lower cost-to-serve. We open sourced our voice safety model on Hugging Face and it has been downloaded over 20,000 times. We are pleased that more AI models are following our lead by going open sourced and we will continue to push the gaming industry in this direction. Within search and discovery, we continue to tune our objective function towards long-term retention and are measuring many signals that contribute to that key objective. We have multiple AI-powered creation tools live, and are seeing evidence of increases in productivity for early adopters and more engaged creators. By releasing these models to our large creator ecosystem, we are able to get rapid feedback, allowing us to tune and adapt them to extend our technology further with more data. In 2024 we launched Roblox Assistant, built on our expanding dataset, which allows conversational creation of 3D objects, behaviors, and more. We also launched Avatar Autosetup, which allows creators to bring any 3D human mesh to life on the platform, with full automatic rigging, skinning, and caging. We expect to see much more activity on these fronts in 2025, including developments to our 3D Foundational Model. 4

Financial Analysis In Q4 2024 and FY 2024, our key financial and operating metrics grew quickly and were at or above the guidance we delivered on our Q3 2024 earnings call. ● Revenue in Q4 2024 was $988.2 million, an increase of 32% over Q4 2023, and was ahead of our guidance range of $935 million - $960 million. For FY 2024, revenue was $3,602.0 million, 29% higher than revenue in FY 2023 and above our guidance range of $3,549 - $3,574 million. ● Bookings in Q4 2024 were $1,361.6 million, an increase of 21% year-over-year, and better than our guidance range of $1,336 million - $1,361 million. For the full year, bookings were $4,369.1 million, up 24% over bookings in FY 2023 and above our guidance range of $4,343 million - $4,368 million. ● In Q4 2024, top line growth was driven by growth in Monthly Unique Payers MUPs which reached 18.9 million in Q4 2024, an increase of 19% over Q4 2023, as well as a 1.4% increase in Average Bookings per Monthly Unique Payer (“ABPMUPˮ) which increased to $23.97 from $23.65 in Q4 2023. In Q4 2024, we continued to manage our costs and capital expenditures while investing strategically. ● Developer exchange fees were $280.6 million, a record quarterly amount and up 27% over Q4 2023. Developer exchange fees were 28% of revenue and 21% of bookings in Q4 2024 compared to 30% of revenue and 20% of bookings in Q4 2023. ● Personnel costs, exclusive of stock-based compensation expense, were $200.2 million, up less than 1% over Q4 2023. These costs amounted to 20% of revenue and 15% of bookings in Q4 2024 compared to 26% of revenue and 18% of bookings in Q4 2023. ● Certain infrastructure and trust & safety expenses grew to $126.6 million, 2% higher versus Q4 2023. These costs amounted to 13% of revenue and 9% of bookings in Q4 2024 compared to 17% of revenue and 11% of bookings in Q4 2023. ● Consolidated net loss in Q4 2024 was $221.1 million, better than our guidance range of $303 million - $283 million and an improvement over consolidated net loss in Q4 2023 of $325.3 million. Consolidated net loss for FY 2024 was $940.6 million, better than our guidance range of $1,023 million - $1,003 million, and an improvement over consolidated net loss in FY 2023 of $1,159 million. ● Adjusted EBITDA in Q4 2024 was $65.6 million, above our guidance range of $10 million - $30 million. Adjusted EBITDA excludes the adjustments for an increase in deferred revenue of $381.8 million and an increase in deferred cost of revenue of $65.2 million, or a total 5 change in deferrals of $316.5 million. Adjusted EBITDA in FY 2024 was $180.2 million, above our guidance range of $125 million - $145 million. Adjusted EBITDA excludes the adjustments for an increase in deferred revenue of $792.4 million and an increase in deferred cost of revenue of $164.9 million, or a total change in deferrals of $627.5 million. ● Net cash and cash equivalents provided by operating activities in Q4 2024 was $184.5 million, up 29% year-over-year and at the high end of our guidance range of $170 million - $185 million. In FY 2024, net cash and cash equivalents provided by operating activities was $822.3 million, at the high end of our guidance range of $808 million - $823 million, and an increase of 79% over FY 2023. ● Free cash flow in Q4 2024 was $120.6 million, up 54% over free cash flow in Q4 2023 and above our guidance range of $100 million - $115 million. Free cash flow in FY 2024 was $641.3 million, above our guidance range of $621 million - $636 million, and an increase of 417% over FY 2023 when free cash flow was $124.0 million. ● Our fully diluted share count, consisting primarily of shares of Class A and Class B common stock issued and outstanding, unvested RSUs outstanding, and stock options outstanding, was 731.2 million as of December 31, 2024, an increase of 2.3% over December 31, 2023. 6

Liquidity As of December 31, 2024, the balances of our liquidity components were: ● Cash and cash equivalents: $711.7 million ● Short-term investments: $1,697.9 million ● Long-term investments: $1,610.2 million ● Carrying amount of the senior notes due 2030 $991.7 million) and the portion of the non-eliminated carrying amount of notes due 2026 issued by the Companyʼs fully consolidated joint venture $14.7 million), or $1,006.4 million3 in total. ● Cash and cash equivalents plus short-term and long-term investments totaled $4,019.8 million in Q4 2024, up 24% from $3,236.7 million in Q4 2023 ● Net liquidity (cash, cash equivalents and investments less debt) was $3,013.4 million For additional GAAP results, see our Q4 2024 earnings release and supplemental materials accessible at ir.roblox.com and our Annual Report on Form 10K for the year ended December 31, 2024, when available. 3 The principal amounts of the 2030 Notes and 2026 Notes were $1.0 billion and $14.7 million, respectively. 7

Guidance Our bookings guidance for fiscal 2025 is $5,200 million - $5,300 million, or year-over-year growth of 1921%. We expect growth in the first half of 2025 to exceed growth in the second half. In particular, we will be lapping very strong results in Q3 2024 when overall bookings grew by 34% year-over-year, and non-console bookings grew by 28%. With that said, we are working diligently on a number of initiatives that we believe can accelerate bookings growth in the back half of 2025. We believe we can drive margin improvements while actually sharing even more of the economics with our developer community (as we did in Q4 2024. Our Q1 2025 bookings guidance recognizes that the broad-based strength from December 2024 and January 2025 generally persists, while recognizing that we are comparing against leap day last year and the fact that the Easter holiday was in Q1 in 2024, but will be in Q2 in 2025. Thus, within Q1, we expect stronger growth earlier in the quarter. We also continue to operate in a tougher foreign exchange environment than last year. Management guidance is as follows: For Q1 2025 ● Revenue of $990 million - $1,015 million, or year-over-year growth of 2427%.4 ● Bookings between $1,125 million - $1,150 million, or year-over-year growth of 2224%. ● Consolidated net loss between $287 million - $267 million. ● Adjusted EBITDA between $20 million - $40 million, which includes: - Increase in deferred revenue of $140 million. - Increase in deferred cost of revenue of $20 million. - The total of these changes in deferrals of $120 million. ● Net cash and cash equivalents provided by operating activities between $360 million - $380 million, a year-over-year increase of 5159%. ● Capital expenditures of $20 million, or a year-over-year decrease of 57%. ● Free cash flow between $340 million - $360 million, or year-over-year increase of 7888%. 4 Our revenue guidance assumes that there are no material changes in estimates used in our revenue recognition, such as the estimated average lifetime of a paying user. 8

For fiscal 2025 ● Revenue of $4,245 million - $4,345 million, or year-over-year growth of 1821%.5 ● Bookings of $5,200 million - $5,300 million, or year-over-year growth of 1921%. ● Consolidated net loss between $1,070 million - $995 million. ● Adjusted EBITDA between $190 million - $265 million, which includes: - Increase in deferred revenue of $975 million. - Increase in deferred cost of revenue of $150 million. - The total of these changes in deferrals of $825 million. ● Net cash and cash equivalents provided by operating activities between $1,050 million - $1,110 million, a year-over-year increase of 2835%. ● Capital expenditures of $250 million, or a year-over-year increase of 39%. ● Free cash flow between $800 million - $860 million, or year-over-year increase of 2534%. 5 Our revenue guidance assumes that there are no material changes in estimates used in our revenue recognition, such as the estimated average lifetime of a paying user. 9

EARNINGS Q&A SESSION We will host a live Q&A session to answer questions regarding our fourth quarter and full year 2024 results on Thursday, February 6, 2025 at 530 a.m. Pacific Time/830 a.m. Eastern Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information. 10

Forward-Looking Statements This letter and the live webcast and Q&A session which will be held at 530 a.m. Pacific Time/830 a.m. Eastern Time on Thursday, February 6, 2025 contain “forward-looking statementsˮ within the meaning of the “safe harborˮ provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our vision to connect one billion global DAUs, our vision to reach 10% of the global gaming content market, our efforts to improve the Roblox Platform, our investments to pursue the highest standards of trust and safety on our platform, our immersive advertising efforts, including our ads manager and independent measurement partnerships, our efforts to provide a safe online environment for children, our efforts regarding content curation, and live operations, our efforts regarding real world commerce, the use of AI on our platform, our economy and product efforts related to creator earnings and platform monetization, our sponsored experiences, branding and new partnerships and our roadmap with respect to each, our business, product, strategy and user growth, our investment strategy, including our opportunities for and expectations of improvements in financial and operating metrics, including operating leverage, margin, free cash flow, operating expenses and capital expenditures, our expectation of successfully executing such strategies and plans, disclosures regarding the seasonality of our business and future growth rates, benefits from agreements with third-party cloud providers, disclosures about our infrastructure efficiency initiatives, changes to our estimated average lifetime of a paying user and the resulting effect on revenue, cost of revenue, deferred revenue and deferred cost of revenue, our expectations of future net losses and net cash and cash equivalents provided by operating activities, statements by our Chief Executive Officer and Chief Financial Officer, and our outlook and guidance for the first quarter and full year 2025, and future periods. These forward-looking statements are made as of the date they were first issued and were based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,ˮ “vision,ˮ “envision,ˮ “evolving,ˮ “drive,ˮ “anticipate,ˮ “intend,ˮ “maintain,ˮ “should,ˮ “believe,ˮ “continue,ˮ “plan,ˮ “goal,ˮ “opportunity,ˮ “estimate,ˮ “predict,ˮ “may,ˮ “will,ˮ “could,ˮ and “would,ˮ and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the “SECˮ), including our annual reports on Form 10K, our quarterly reports on Form 10Q and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs, including the repayment of our senior notes; the demand for our platform in general; our ability to retain and increase our number of users, developers, and creators; the impact of inflation and global economic conditions on our operations; the impact of changing legal and regulatory requirements on our business, including the use of verified parental consent; our ability to develop enhancements to our platform, and bring them to market in a timely manner; our ability to develop and protect our brand and build new partnerships; any misuse of user data or other undesirable activity by third parties on our platform; our ability to maintain the security and availability of our platform; our ability to detect and minimize unauthorized use of our platform; and the impact of AI on our platform, users, creators, and developers. Additional information regarding 11 these and other risks and uncertainties that could cause actual results to differ materially from our expectations is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10K and our quarterly reports on Form 10Q. The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change. However, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter. Special Note Regarding Operating Metrics Additional information regarding our core financial and operating metrics disclosed above is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10K and our quarterly reports on Form 10Q. We encourage investors and others to review these reports in their entirety. 12

Non-GAAP Financial Measures This letter contains the non-GAAP financial measure bookings, Adjusted EBITDA and free cash flow. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings is defined as revenue plus the change in deferred revenue during the period and other non-cash adjustments. Substantially all of our bookings are generated from sales of virtual currency, which can ultimately be converted to virtual items on the Roblox Platform. Sales of virtual currency reflected as bookings include one-time purchases and monthly subscriptions purchased via payment processors or through prepaid cards. Bookings also include an insignificant amount from advertising and licensing arrangements. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Adjusted EBITDA represents our GAAP consolidated net loss, excluding interest income, interest expense, other income/(expense), provision for/(benefit from) income taxes, depreciation and amortization expense, stock-based compensation expense, and certain other nonrecurring adjustments. We believe that, when considered together with reported GAAP amounts, Adjusted EBITDA is useful to investors and management in understanding our ongoing operations and ongoing operating trends. Our definition of Adjusted EBITDA may differ from the definition used by other companies and therefore comparability may be limited. Free cash flow represents the net cash and cash equivalents provided by operating activities less purchases of property and equipment and intangible assets acquired through asset acquisitions. We believe that free cash flow is a useful indicator of our unit economics and liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after the purchases of property and equipment and intangible assets acquired through asset acquisitions, can be used for strategic initiatives. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP financial measure used in this letter are included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measures. 13

GAAP to Non-GAAP Reconciliations

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2024	2023	2024	2023
Reconciliation of revenue to bookings:				
Revenue	$ 988,183	$ 749,939	$ 3,601,979	$ 2,799,274
Add (deduct):				
Change in deferred revenue	381,777	382,196	792,434	742,308
Other	(8,319)	(5,313)	(25,317)	(20,802)
Bookings	$ 1,361,641	$ 1,126,822	$ 4,369,096	$ 3,520,780

The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2024	2023	2024	2023
Reconciliation of consolidated net loss to Adjusted EBITDA:				
Consolidated net loss	$ (221,052)	$ (325,340)	$ (940,614)	$ (1,158,937)
Add (deduct):				
Interest income	(46,260)	(39,530)	(179,531)	(141,818)
Interest expense	10,331	10,298	41,184	40,707
Other (income)/expense, net	10,221	(898)	11,530	527
Provision for/(benefit from) income taxes	2,648	277	4,114	454
Depreciation and amortization expense[(A)]	51,311	54,531	226,437	208,142
Stock-based compensation expense	258,236	250,679	1,015,794	867,967
RTO severance charge[(B)]	173	5,228	1,274	5,228
Other non-cash charges[(C)]	—	—	—	6,988
Adjusted EBITDA	$ 65,608	$ (44,755)	$ 180,188	$ (170,742)

(A) For the twelve months ended December 31, 2024, includes a one-time charge of $17.9 million related to the re-assessment of the estimated useful life of certain software licenses, resulting in the acceleration of their remaining depreciation within infrastructure and trust & safety expenses in the third quarter of 2024.

(B) Relates to cash severance costs associated with the Company's return-to-office ("RTO") plan announced in October 2023, which required a subset of the Company's remote employees to begin working from the San Mateo headquarters for three days a week, beginning in the summer of 2024.

(C) Includes impairment expenses related to certain operating lease right-of-use assets and related property and equipment.

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The following table presents a reconciliation of net cash and cash equivalents provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented (in thousands, unaudited): Three Months Ended December 31, Twelve Months Ended December 31, 2024 2023 2024 2023 Reconciliation of net cash and cash equivalents provided by operating activities to free cash flow: Net cash and cash equivalents provided by operating activities $ 184,491 $ 143,305 $ 822,316 $ 458,180 Deduct: Acquisition of property and equipment 63,860 65,197 179,646 320,667 Purchases of intangible assets — — 1,370 13,500 Free cash flow $ 120,631 $ 78,108 $ 641,300 $ 124,013 15

Forward Looking Guidance6: GAAP to Non-GAAP Financial Measures Reconciliations The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to Bookings, for each of the periods presented (in thousands): Guidance Three Months Ended Twelve Months Ended March 31, 2025 December 31, 2025 Low High Low High Reconciliation of revenue to Bookings: Revenue $ 990,000 $ 1,015,000 $ 4,245,000 $ 4,345,000 Add (deduct): Change in deferred revenue 140,000 140,000 975,000 975,000 Other 5,000 5,000 20,000 20,000 Bookings $ 1,125,000 $ 1,150,000 $ 5,200,000 $ 5,300,000 6 Our revenue guidance assumes that there are no material changes in estimates used in our revenue recognition, such as the estimated average lifetime of a paying user. 16

The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands):

	Guidance			
	Three Months Ended March 31, 2025		Twelve Months Ended December 31, 2025	
	Low	High	Low	High
Reconciliation of consolidated net loss to Adjusted EBITDA:				
Consolidated Net Loss	$ (287,000)	$ (267,000)	$ (1,070,000)	$ (995,000)
Add (deduct):				
Interest income	(40,000)	(40,000)	(160,000)	(160,000)
Interest expense	11,000	11,000	42,000	42,000
Provision for/(benefit from) income taxes	1,000	1,000	3,000	3,000
Depreciation and amortization expense	55,000	55,000	225,000	225,000
Stock-based compensation expense	280,000	280,000	1,150,000	1,150,000
Adjusted EBITDA	$ 20,000	$ 40,000	$ 190,000	$ 265,000

The following table presents a reconciliation of net cash and cash equivalents provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented (in thousands):

	Guidance			
	Three Months Ended March 31, 2025		Twelve Months Ended December 31, 2025	
	Low	High	Low	High
Reconciliation of net cash and cash equivalents provided by operating activities to free cash flow:				
Net cash and cash equivalents provided by operating activities	$ 360,000	$ 380,000	$ 1,050,000	$ 1,110,000
Deduct:				
Acquisition of property and equipment	(20,000)	(20,000)	(250,000)	(250,000)
Free cash flow	$ 340,000	$ 360,000	$ 800,000	$ 860,000

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